NEWS RELEASE

Commission River Corporation
12401 South 450 East, Suite D1
Draper, Utah 80112                                                                                     For Immediate Release at 11:00 AM MDT, www.commissionriver.comNovember 24, 2008

Commission River Unveils Next Generation Affiliate Marketing XML Plug-ins

Affiliate marketing company unveils the next generation of XML-enabled marketing tools for publishers that embeds shopping and rate comparison intelligence into the agent's distributed web sites through remote content delivery.

Draper, Utah (PRWEB) November 25, 2008 -- Commission River Corporation, a wholly-owned subsidiary of BayHill Capital Corporation (OTC Bulletin Board: BHYL), an Internet-enabled marketer of communications services and technology solutions, today unveiled new affiliate marketing technology it calls 'XML Plug-in' software. The code, which Commission River believes is the first of its kind and which it intends to make available to all its affiliate publishers, facilitates real-time content delivery to the user web sites in the form of rate comparison engines. Commission River unveiled the first seven rate comparison XML Plug-ins during a live web demonstration in front of a large number of its publishers.

"This technology has the potential to change the way the world thinks about affiliate marketing," commented Adam Edwards, President of Commission River. "With our break-through XML Plug-in technology our affiliates can now add intelligence to their own web sites that will give their visitors the ability to compare and contrast multiple communications offers, in real-time, without having to switch to other web pages. Our XML Plug-in software represents is a significant leap in affiliate marketing technology and we anticipate that our publishers who implement this technology will see a meaningful increase in their conversion ratios."

XML Plug-in technology enables the real-time communication and rendering of formatted HTML code between two web sites. This technology is designed to enable Commission River affiliates to leverage the company's content management and rate comparison expertise within the bounds of their own web site. The seven new XML Plug-ins, on display at www.commissionriver.com and unveiled during Commission River's conference call, include the following:

. GeoQuote(tm) Commercial Broadband and Voice Product Calculator
. BottomLine(tm) Long Distance Bill Analyzer
. International Long Distance Rate Analyzer (includes VoIP, Dial-Around, Calling Cards, and 1+)
. VoIP Plan Analyzer (Business and Residential)
. DSL / Triple-Play Availability and Rate Comparison Engine
. Credit Card Rate and Feature Comparison Engine

"We believe today marks the start of a new era in online affiliate sales," added Patrick Oborn, VP of Marketing for Commission River and chief architect of the XML Plug-in system. "This new technology will allow our affiliates to add value to a customer's shopping experience, with real-time price and feature comparison tools, which we believe will ultimately drive more sales to our product suppliers. This increase in commerce between our publisher's web visitors and our vendor-suppliers is designed to put more money in our affiliates' pockets, allowing them to re-invest in advertising and in creating more plug-in enabled web sites. To our knowledge, no online affiliate marketing company has provided more than tracking links to its agents, and we are excited to be a pioneer in the area."

The XML Plug-in code needed to run these seven price comparison engines is available, for free, to Commission River publishers through their agent back office. Commission River is also offering free technical assistance to its affiliates in the implementation of the XML Plug-in software.

"The release of this new technology marks a turning point for our company," commented Bob Bench, CEO of Bayhill Capital, parent company of Commission River. "Since acquiring Commission River a year ago, we have worked hard to regain our financial footing, improve operations, and re-establish our position as a leader and innovator in the online marketing space. Today's release of seven XML Plug-ins marks the beginning of what we believe will be a prosperous era for our agents and the beginning of a growth era for the company."

About Commission River Corporation
Commission River Corporation is headquartered in Draper, Utah and offers a wide range of communication services and related technology products via its Website, Telarus Inc., (T1 Dedicated Services), WireFly (Cellular), BridgeVine (DSL and Cable high-speed internet), Lingo, Phone Power, VoIP.com, IBN Tel, Pioneer Telephone, OPEX, PowerNet Global, LifeLock, DirecTV, Dish Network, and iTeleCenter. Since September of 1999, Commission River has sold, on behalf of its vendors and for its own account, services and products to approximately 980,000 customers worldwide. Commission River Corporation is a wholly-owned subsidiary of BayHill Capital Corporation (OTC BB: BYHL).

About BayHill Capital Corporation
BayHill owns brands and operates companies related to Internet marketing and product distribution. Commission River, BayHill's wholly-owned subsidiary, helps product vendors and advertisers identify and utilize effective marketing methods to find targeted customers. BayHill's current brands and programs are used by thousands of web entrepreneurs who market a variety of products through the Internet on behalf of advertisers. For product advertisers, BayHill offers simplified access to a large customer market through an expert selling channel.

For more information, visit http://www.bayhillcapital.com and http://www.commissionriver.com.

Forward-Looking Statements
In addition to historical statements, the information set forth herein contains forward-looking statements, including, without limitation, statements relating to Commission River Corporation. Although BayHill believes that the expectations reflected in the forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect BayHill's business, financial condition and results of operations, including without limitation, unexpected delays or difficulties in implementing the XML Plug-in software applications, unanticipated industry, competitive or regulatory obstacles which could delay or prevent Commission River's implementation of the XML Plug-in software, BayHill's possible failure to produce agent growth, BayHill's failure to generate revenue growth, BayHill's possible inability to add new products and services that generate increased sales, BayHill's lack of cash flows, the possible loss of key personnel, the possibility of telecommunications rate changes and technological changes, and the possibility of increased competition. Many of these risks are beyond the control of BayHill and Commission River.

Sources: For BayHill Capital Corporation
Contact: Robyn Farnsworth
801-816-2529 voice
801- 816-2527 fax

Sources: For Commission River Corporation
Contact: Patrick Oborn
801-938-3701 voice
801-406-0133 fax